NU LOGO


CL&P AND WMECO HYDROELECTRIC PLANTS ACQUIRED
BY NORTHEAST GENERATION COMPANY

NU's Competitive Generation Subsidiary Completes $865.5 Million Purchase

Berlin, Connecticut, March 14, 2000 - Northeast Generation Company (NGC), a wholly-owned unregulated subsidiary of Northeast Utilities (NU), today announced it has completed its purchase of 1,289 megawatts of generating capacity from two of NU's regulated operating companies, The Connecticut Light and Power Company (CL&P) and Western Massachusetts Electric Company (WMECO). The $865.5 million deal was the result of the competitively-bid public auction process held last year as part of electric utility restructuring in the two states.

Included in NGC's purchase of 13 hydroelectric and pumped storage generating stations is one of New England's largest electric generating plants, the 1,080-megawatt Northfield Mountain pumped storage hydroelectric station in Northfield, Massachusetts. NGC has also acquired the 30-megawatt Rocky River pumped storage plant on the Housatonic River in New Milford, Connecticut. The Rocky River facility's upper reservoir is Candlewood Lake.

NGC president Bruce D. Kenyon said, "We are very pleased to have completed this purchase. It will be a key part in achieving NU's vision to become a leading provider of energy in the deregulating electricity marketplace in the northeast United States."

Northfield Mountain Station pumps water from the Connecticut River during off-peak periods to an upper reservoir and then uses that water to generate electricity during peak periods of demand. "This extremely flexible plant, which can start and reach full power in less than 10 minutes, is important on days when the New England power grid is stretched to provide adequate power for its residents and businesses," said Kenyon. "With respect to hydroelectric facilities, we are seeing the environmental value of this type of generation increase as retail electricity marketers are required by law to include a growing percentage of renewable resources in their generation mix," he added.

The plants' generation capacity and output will be marketed by Select Energy Inc., NU's competitive power marketing and energy services subsidiary. The plants will be operated and managed by another NU subsidiary, Northeast Generation Services Company (NGS).

According to Kenyon, the price of $671 a kilowatt for generating capacity represents a sound investment when compared to the prices paid for other hydroelectric plants in the Northeast. NGC's purchase is being financed with a $430 million loan from a group of banks, and the balance funded by an equity contribution by parent Northeast Utilities. NU's competitive energy businesses represent a significant area of growth for the parent company, with Select Energy's 1999 revenues totaling approximately $555 million. NU's total revenues in 1999 were $4.47 billion.

Northeast Generation Company is part of Northeast Utilities' competitive energy business group which also includes Select Energy Inc., HEC Inc. and NGS. Marketing under the Select Energy brand, these three companies provide integrated energy solutions including retail and wholesale energy supply, energy efficiency and engineering services and facilities management and operation. For more information, visit www.selectenergy.com on the Internet.

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Executive interview available:
Bruce D. Kenyon is president of Northeast Generation Company and president of Northeast Utilities' Generation Group.